Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

NEWTEK SMALL BUSINESS FINANCE, INC.

(as Borrower)

and

CAPITAL ONE, NATIONAL ASSOCIATION

(as Lender)

Dated as of July 16, 2013

List of Schedules

Schedule A	Ineligible Financed SBA Loans

Schedule 1.1(a)	Indebtedness

Schedule 1.1(b)	Liens

Schedule 3.1(a)(xiv)	Commercial Tort Claims

Schedule 5.1	Qualification Jurisdictions

Schedule 5.2	Places of Business

Schedule 5.3	Litigation

Schedule 5.7	Tax ID Numbers/Organizational Numbers

Schedule 5.9	Subsidiaries

Schedule 5.10(b)	Leases

Schedule 5.11(c)	ERISA Plans

Schedule 5.13(a)	Names

Schedule 5.13(b)	Certain Intellectual Property Matters

Schedule 5.13(c)	Additional Intellectual Property Matters

Schedule 5.14	Other Associations

Schedule 5.15	Environmental Matters

Schedule 5.17	Capital Stock

Schedule 5.19	UCC Offices

Schedule 5.21	Letter of Credit Rights

Schedule 5.22	Deposit Accounts

ii

This Amended and Restated Loan and Security Agreement (as the same may be amended, modified, or restated from time to time, this “Agreement”) is dated this 16th day of July 2013 by and between NEWTEK SMALL BUSINESS FINANCE, INC., a New York corporation (“Borrower”), and CAPITAL ONE, NATIONAL ASSOCIATION (“Lender”).

BACKGROUND

Capitalized terms used in this “BACKGROUND” section shall have the meanings assigned to those terms below in this Agreement.

On December 15, 2010, Lender established in favor of Borrower a revolving credit facility for the purpose of financing a stated percentage of SBA 7(a) Guaranteed Note Receivables.

On June 16, 2011, Lender established in favor of Borrower an additional revolving credit facility for the purpose of financing a stated percentage of SBA 7(a) Non-Guaranteed Note Receivables.

The Guarantors executed and delivered in favor of the Lender guarantees of payment and performance or amended and restated guarantees of payment and performance, as applicable (collectively, the “2011 Guarantees”), pursuant to which, among other things, the Guarantors each unconditionally guaranteed the prompt and unconditional payment of all of the Obligations, including the due and prompt performance of all of the terms, agreements, covenants and conditions of all of the Loan Documents.

The Guarantors also executed and delivered in favor of the Lender security agreements and amended and restated security agreements, as applicable, pursuant to which, among other things, the Guarantors each assigned and granted to the Lender a continuing Lien on, and security interest in, all of the properties and assets (other than real property) of such Guarantor to secure the payment of the Obligations, including the due and prompt performance of all of the terms, agreements, covenants and conditions of all of the Loan Documents.

Parent, Crystaltech and SBL executed and delivered in favor of the Lender amended and restated pledge agreements (collectively, the “2011 Pledge Agreements”) pursuant to which, among other things, each has pledged, to secure prompt payment in full when due, and performance of, all obligations of each under its respective 2011 Pledge Agreement and its respective 2011 Guarantee, and of all Obligations, including the due and prompt performance of all of the terms, agreements, covenants and conditions of all of the Loan Documents, and granted to the Lender a first priority security interest in and to, certain collateral including, without limitation, the following: (a) Parent pledged to the Lender all of the ownership interests owned by it in Borrower and the other Guarantors, (b) Crystaltech has pledged to the Lender all of the ownership interests owned by it in CT Hosting, LLC, and (c) Small Business Lending, Inc. (“SBL”) has pledged to the Lender all of the ownership interests owned by it in CCC Real Estate Holding Co. LLC (“CCCRE”) and Borrower. All stock and other ownership certificates representing all such ownership interests prior to the date hereof have been delivered to the Lender in order to perfect the first priority security interests and Liens granted to the Lender therein.

Borrower and the Guarantors have requested that the Lender agree to certain amendments to this Agreement, and the Lender is willing to do so upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1 Terms Defined. As used in this Agreement, the following terms have the following respective meanings:

“Account” means all of the “accounts” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by Lender for the account of Borrower pursuant to agreement or overdrafts.

“Administrative Fee” has the meaning set forth in Section 2.7(b).

“Advance” means any extension of credit pursuant to this Agreement; collectively, the “Advances”.

“Advances-Guaranteed Loans” means extensions of credit pursuant to Section 2.1(a).

“Advances-Non-Guaranteed Loans” means extensions of credit pursuant to Section 2.1(b).

“Affiliate” means, with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

“Approved Forms” means the forms of SBA 7(a) Note Receivable Documents, approved and used by Borrower in the conduct of its business, together with such changes and modifications or additions thereto from time to time as allowed by this Agreement or as required by the SBA.

“Asset Sale” means the sale, transfer, lease, license or other disposition by Borrower, or by any Subsidiary of Borrower, to any Person other than Borrower, of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

“Authorized Officer” means any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Compliance Certificates as set forth in the incumbency certificate referred to in Section 4.1(d) of this Agreement.

“Availability” means, as of any date of determination: (a) with respect to Advances-Guaranteed Loans, Availability—Guaranteed, and (b) with respect to Advances-Non-Guaranteed Loans, Availability-Non-Guaranteed.

“Availability-Guaranteed” means, as of any date of determination, with respect to Advances-Guaranteed Loans, the amount determined to be “Total net availability” determined from time to time in accordance with an appropriately completed Borrowing Base Certificate—Guaranteed in the form attached hereto as Exhibit A-1.

“Availability—Non-Guaranteed” means, as of any date of determination, with respect to Advances-Non-Guaranteed Loans, the amount determined to be “Total net availability” determined from time to time in accordance with an appropriately completed Borrowing Base Certificate—Guaranteed in the form attached hereto as Exhibit A-2.

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the rate of interest publicly announced from time to time by Lender as its prime rate, which is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. However, Lender may price loans at, above, or below such announced rate and, accordingly, Borrower acknowledges that the Prime Rate may not necessarily be the lowest rate of interest charged by Lender to its customers. Any changes in the Base Rate shall take effect on the day specified in the public announcement of such change.

“Base Rate Margin” means (a) with respect to Advances-Guaranteed Loans and the other Obligations relating thereto, one percent (1.0%) per annum and (b) with respect to Advances-Non-Guaranteed Loans and the other Obligations relating thereto, one and seven-eighths percent (1.875%).

“Blocked Account” has the meaning set forth in Section 6.11.

“Blocked Account Agreement” means a blocked account agreement between Borrower and Lender as required herein, as the same may be amended, modified, or restated from time to time.

“Borrowing Base—Guaranteed” means, with regard to Advances—Guaranteed Loans, as of any date of determination by Lender from time to time, an amount equal to the lesser of: (a) $27,000,000, less any applicable Reserves, or (b) the difference between (i) 90% of the aggregate outstanding principal amount of the SBA 7(a) Guaranteed Note Receivables related to Eligible SBA 7(a) Loans, less (ii) any applicable Reserves.

“Borrowing Base—Non-Guaranteed” means, with respect to Advances—Non-Guaranteed Loans, as of any date of determination by Lender from time to time, an amount equal to the lesser of: (a) $27,000,000, less any applicable Reserves, or (b) the difference between (i) 55% (subject to adjustment by Lender in the exercise of its reasonable credit discretion) of the aggregate outstanding principal amount of the SBA 7(a) Non-Guaranteed Note Receivables related to Eligible SBA 7(a) Loans, less (ii) any applicable Reserves.

“Borrowing Base Certificate” means a certificate, duly executed by an Authorized Officer, appropriately completed and substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable.

“Borrowing Notice” means a written notice to Lender requesting disbursement of an Advance hereunder.

“Business Day” means a day other than Saturday or Sunday or a national banking holiday when Lender is open for business in New York, New York.

“Capitalized Lease Obligations” means any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period, which have not been financed) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Management System” has the meaning set forth in Section 2.4(b).

“Casualty Proceeds” means (a) the aggregate insurance proceeds received in connection with one or more related events under any insurance policy maintained by any Credit Party covering losses with respect to tangible real or personal property or improvements or losses from business interruption, or (b) any award or other compensation with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation).

“CCCRE” means CCC Real Estate Holding Co. LLC, a Delaware limited liability company.

“Crystaltech” means Crystaltech Web Hosting, Inc., a New York corporation.

“Closing” has the meaning set forth in Section 4.2.

“Closing Date” has the meaning set forth in Section 4.2.

“Collateral” means all of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

“Compliance Certificate” has the meaning set forth in Section 6.9.

“Copyrights” means all copyrights, mask work rights, database rights and design rights arising under the Laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, together with all renewals, continuations, reversions and extensions thereof, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals, continuations, reversions and extensions thereof.

“Copyright Licenses” means any written agreement naming Borrower as licensor or licensee granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Credit Parties” means Parent, Borrower (and any subsidiaries of Borrower), and each Guarantor.

“Default” means any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

“Default Rate” has the meaning set forth in Section 2.6(b).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Non-Guaranteed Term Loan Maturity Date.

“Environmental Laws” means any and all Federal, foreign, state, local or municipal Laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common Law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

“EBITDA” means net income (loss) plus goodwill impairment (incurred prior to the date hereof), interest, taxes (or less tax benefit), depreciation and amortization determined in accordance with GAAP. For purposes of determining the EBITDA for Parent together with its consolidated Subsidiaries, net income shall be reduced by the amount of income from tax credits, increased by the other than temporary decline in investments, and reduced (if a gain) or increased

(if a loss) by the net change in the fair market value of credits in lieu of cash and notes payable in credits in lieu of cash, shall exclude the effect of any minority interests, and shall exclude the amount of any non-cash compensation expense in respect of stock-based compensation actually included in the determination of net income (loss) in accordance with GAAP.

“Eligible SBA 7(a) Loan” means an SBA 7(a) Loan that is not an Ineligible SBA 7(a) Loan and does not violate any SBA Rules and Regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

“Event of Default” has the meaning set forth in Section 8.1.

“Expenses” has the meaning set forth in Section 9.6.

“FAS 166” means Statement of Financial Accounting Standards No. 166 Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140 dated, June 2009.

“Financed Guaranteed Loans” means those Eligible SBA 7(a) Loans extended by Borrower to SBA 7(a) Loan Obligors using the proceeds of Advances-Guaranteed Loans, which SBA 7(a) Loans constitute Collateral for the Loan, as specifically set forth in each Request for Advance delivered by Borrower to Lender in accordance herewith.

“Financed Non-Guaranteed Loans” means those Eligible SBA 7(a) Loans extended by Borrower to SBA 7(a) Loan Obligors using the proceeds of Advances—Non-Guaranteed Loans, which SBA 7(a) Loans constitute Collateral for the Loan, as specifically set forth in each Request for Advance delivered by Borrower to Lender in accordance herewith.

“Fiscal Month” means a calendar month ending on the last day of such month.

“Fiscal Quarter” means a calendar quarter ended March 31, June 30, September 30 and December 31.

“Fiscal Year” means a calendar year ended December 31.

“Fixed Charge Coverage Ratio” means, calculated for Parent together with its consolidated Subsidiaries, as of the end of any calendar quarter, EBITDA for the previous four (4) Fiscal Quarters, less capital expenditures during the previous four (4) Fiscal Quarters, divided by the sum of the amounts paid during the previous four (4) Fiscal Quarters for (a) scheduled payments of principal of long term debt, (b) interest (excluding interest to the extent recognized as interest expense on Parent’s financial statements in accordance with GAAP for the applicable four (4) Fiscal Quarter period for which the Fixed Charge Coverage Ratio is being calculated solely in respect of the 2010 Newtek Securitization Notes), (c) dividends, and (d) treasury stock redemptions. For purposes of the foregoing, during the twelve calendar month period commencing with the first full calendar month following the Non-Guaranteed Term Loan Conversion Date, item (a) in the denominator above will be increased by an amount equal to the first twelve monthly installments of principal required to be paid by Borrower in respect of the

Non-Guaranteed Term Loan (but without duplication of amounts during such period that shall actually be paid, and that are reflected in the calculation under such item (a) as paid, by Borrower in respect of such installments).

“FIRREA” means the Federal Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

“FTA” means Colson Services Corp., as fiscal and transfer agent for the SBA and as the SBA’s agent to hold the original SBA 7(a) Loan Notes pursuant to the Multi-Party Agreement, and as bailee for Lender for purposes of perfecting Lender’s security interest in the original SBA 7(a) Loan Notes pursuant to the Multi-Party Agreement, or any other Person designated by the SBA or Lender, subject to the consent of the SBA in accordance with the terms of the Multi-Party Agreement to perform the same or similar function.

“GAAP” means generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender and described in Section 5.7 herein.

“Governmental Authority” means any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

“Guarantor” means each of: (a) Parent; (b) Small Business Lending, Inc., a Delaware corporation; (c) Crystaltech; (d) Universal Processing Services of Wisconsin LLC (d/b/a Newtek Merchant Solutions), a New York limited liability company; (e) CCCRE; (f) Newtek Insurance Agency, LLC, (g) PMTWorks Payroll LLC; and (h) any other Person that is or becomes a wholly-owned Subsidiary of Borrower or is required to become a Guarantor hereunder.

“Guarantor Security Agreement” means each amended and restated guarantor security agreement to be executed by each Guarantor in favor of Lender on or prior to the Closing Date, as the same may be amended, modified, or restated from time to time, each to be in form and substance satisfactory to Lender.

“Guaranty Agreement” means each guaranty agreement to be executed by each Guarantor in favor of Lender on or prior to the Closing Date, as the same may be amended, modified, or restated from time to time, in form and substance satisfactory to Lender.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

“Hedging Agreements” means any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et seq.).

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (c) all Capitalized Lease Obligations of such Person; (d) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (e) all obligations of other Persons which such Person has guaranteed; (f) Disqualified Stock; (g) all Obligations of such Person under Hedging Agreements; and (h) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Ineligible Financed SBA Loans” shall have the meaning set forth on Schedule A hereto.

“Investments” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, acquiring all or any portion of the business or assets of any other Person, loans, evidence of Indebtedness, advances, guarantees or otherwise (other than, to the extent applicable, current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign Laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, all trade secrets, all Internet domain names, and all rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages therefrom, whether now or hereafter due or payable.

“Interest Hedging Instrument” means any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et seq.) between Borrower and Lender (or any Affiliate of Lender).

“Interest Rate” means the Base Rate plus the applicable Base Rate Margin, subject to the applicability of the Default Rate.

“Inventory” means all of the “inventory” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created.

“IRS” means the Internal Revenue Service.

“Laws” means any and all federal, state, local and foreign statutes, Laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lien” means any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common Law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Loans” means, the aggregate outstanding balance of all Advances made hereunder; each, a “Loan.”

“Loan Documents” means, collectively, this Agreement, the Note, the Guaranty Agreements, the Guarantor Security Agreements, the Trademark Security Agreements, the Blocked Account Agreement, the Trust Account Agreement, the Multi-Party Agreement and all other agreements, instruments and documents executed or delivered in connection therewith, all as may be as the same may be amended, modified, or restated from time to time.

“Material Adverse Effect” means an occurrence or state of events which has resulted or could reasonably result in a material adverse effect upon (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of Borrower or any Guarantor, taken as a whole, or (b) Borrower’s or any Guarantor’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

“Multi-Draw SBA Loan” shall mean an SBA 7(a) Loan which (a) is a term loan that is not fully disbursed at the closing of such SBA 7(a) Loan, and (b) pursuant to its terms provides to the applicable SBA Loan Obligor the right to request that the loan be disbursed in multiple draws.

“Multi-Party Agreement” means the Third Amended and Restated Multi-Party Agreement by and among Borrower, Parent, the Guarantors, Lender, FTA, and the SBA, dated as of July 16, 2013, as the same may be amended, modified, or restated from time to time.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Credit Party from or in respect of such transaction or event (including any prior or subsequent proceeds of any non-cash proceeds of such transaction), less (i) any actual out-of-pocket expenses paid to a Person that are reasonably incurred by such Credit Party in connection therewith and (ii) in the case of an Asset Disposition, the amount of any Indebtedness secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes actually paid or estimated (in the reasonable judgment of Lender) by the applicable Credit Party to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is less than such estimated amount, the difference shall immediately constitute Net Cash Proceeds).

“Non-Guaranteed Term Loan” means the term loan referred to in Section 2.1(c).

“Non-Guaranteed Term Loan Conversion Amount” means the outstanding principal balance of Advances—Non-Guaranteed Loans as at the close of business on the Business Day immediately preceding the Non-Guaranteed Term Loan Conversion Date.

“Non-Guaranteed Term Loan Conversion Date” shall mean May 14, 2015.

“Non-Guaranteed Term Loan Maturity Date” means September 30, 2017.

“Notes” has the meaning set forth in Section 2.2.

“Note Participation” means a participation interest in a SBA 7(a) Loan.

“Obligations” means all existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lender, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Loans and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary of Borrower pursuant to an Interest Hedging Instrument or any ACH Transactions; the payment of all amounts advanced by Lender to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender in connection with any cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower and Lender.

“Outstanding Advances-Guaranteed Loans” means, of any date of determination, the aggregate sum of all outstanding Advances-Guaranteed Loans made pursuant to Section 2.1(a) hereof.

“Outstanding Advances-Non-Guaranteed Loans” means, of any date of determination, the aggregate sum of all outstanding Advances-Non-Guaranteed Loans made pursuant to Section 2.1(b) hereof.

“Parent” means Newtek Business Services Inc., a New York corporation.

“Patents” means all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith; all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, together with all reissues, reexaminations, renewals and extensions of the foregoing; and all rights to obtain any divisions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to Borrower of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Capcos” means, collectively, Wilshire DC Partners, LLC, Wilshire Alabama Partners, LLC, Wilshire Louisiana BIDCO, LLC, Wilshire Texas Partners I, LLC.

“Permitted Disposition” means: (a) sales of SBA 7(a) Guaranteed Note Receivables; (b) sales of SBA 7(a) Non-Guaranteed Note Receivables; (c) sales of Note Participations; (d) sales to SBA of the SBA 7(a) Non-Guaranteed Note Receivable portion of any SBA 7(a) Note Receivable with respect to which SBA also holds the SBA 7(a) Guaranteed Note Receivable portion thereof; (e) other Secondary Market Sales of Financed SBA Loans; and (f) other dispositions of SBA 7(a) Note Receivables or the collateral therefor, in each case to the extent required or permitted by SBA in accordance with SBA Rules and Regulations; provided that (x) any sales of SBA 7(a) Guaranteed Note Receivables or any sales of Note Participations in any SBA 7(a) Guaranteed Note Receivables may not be for an amount less than par, and (y) any sale of a SBA 7(a) Non-Guaranteed Note Receivable or any sales of Note Participations in any SBA 7(a) Non-Guaranteed Note Receivable may not be for an amount less than the value attributable to the applicable SBA 7(a) Non-Guaranteed Note Receivable, or the participated portion thereof, in the Borrowing Base—Non-Guaranteed as of the date of such sale.

“Permitted Indebtedness” means: (a) Indebtedness to Lender in connection with the Loans, or otherwise pursuant to the Loan Documents, (b) Indebtedness to Lender in connection with the Term Loan Agreement and the Term Loan Documents, (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided, that (i) such Indebtedness incurred in any Fiscal Year shall not exceed (x) as to Borrower, $200,000 and (y) as to Crystaltech Web Hosting, Inc., $100,000, (ii) such purchase money Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such purchase money Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing, (d) Indebtedness existing on the Closing Date that is disclosed on Schedule 1.1(a) hereto, (e) Indebtedness of Borrower to another Credit Party; provided, the same is at all times fully subordinated to Lender, in each case pursuant to subordination documents in form and substance satisfactory to Lender, and (f) Indebtedness of Borrower to the Permitted Capcos; provided, the same is at all times fully subordinated to Lender pursuant to subordination documents in form and substance satisfactory to Lender.

“Permitted Investments” means: (a) Investments and advances existing on the Closing Date that are disclosed on Schedule 5.10(a) hereto; and (b) each of (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) (A) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank and (B) provided Borrower is at all times in compliance with Section 6.5 hereof, demand deposit accounts located at a commercial bank and in which deposit accounts Lender shall have a perfected, first priority security interest, in each case if (x) such bank has a combined capital and surplus of at least $500,000,000 or (y) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof and (v) except during the continuance of a Default or Event of Default, loans, advances, dividends or other distributions to Parent; provided, that the proceeds of such loans, advances, dividends or other distributions are solely used by Parent in accordance with Section 13(b)(iii) of the Guaranty Agreement of Parent in favor of Lender, as the same may be in effect from time to time.

“Permitted Liens” means: (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like Laws; (c) Liens on fixed assets securing purchase money Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness”; provided, that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender in writing; and (d) Liens existing on the Closing Date and shown on Schedule 1.1(b) hereto.

“Person” means an individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

“Pledge Agreement” means each of the amended and restated Pledge Agreements dated as of the Closing Date executed by Pledgors in favor of Lender, and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document), in each case as the same may be amended, modified, or restated from time to time.

“Pledgors” means, collectively, Parent, Small Business Finance Inc., Crystaltech and each other Person, if any, that executes a Pledge Agreement or other similar agreement in favor of Lender in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Projections” has the meaning set forth in Section 6.8(a)(vi).

“Property” means any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“REO Property” means real estate owned by Borrower or any other Credit Party, which real estate has been acquired and is owned by such Credit Party as a result of foreclosure or acceptance by such Credit Party of a deed in lieu of foreclosure, or similar transaction, whether previously constituting SBA 7(a) Note Receivable Collateral or otherwise), together with all of such Credit Party’s now owned or hereafter acquired interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Request for Advance” has the meaning set forth in Section 2.3(a).

“Required Procedures” means procedures, including credit and underwriting standards, loan to value ratio limitations and the use of Approved Forms with respect to the financing and servicing of SBA 7(a) Note Receivables as in effect on the Closing Date, together with such changes and modifications thereto from time to time as shall be required by SBA Rules and Regulations or as have been approved in writing by Lender, in Lender’s reasonable credit judgment.

“Reserves” means such reserves against SBA 7(a) Loans, Availability, the Borrowing Base-Guaranteed, or the Borrowing Base-Non Guaranteed that Lender may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Lender’s credit judgment.

“Restricted Payments” means the declaration or payment of any dividend on, or any payment or other distribution on account of, or the purchase, redemption, retirement, or other acquisition (directly or indirectly) of, or the setting apart of assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Person, or the making of any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Person.

“SBA” means the United States Small Business Administration or any other federal agency administering the SBA Act.

“SBA Act” means the Small Business Act of 1953, as the same may be amended from time to time.

“SBA Lender’s License” means that authority given to a lender by the SBA to make SBA 7(a) Loans as permitted under the SBA Act, as amended and further authorized by the SBA in CFR Title 13 Part 120-470 and 471, as amended.

“SBA Rules and Regulations” means the SBA Act, as amended, any other legislation binding on SBA relating to financial transactions, any “Loan Guaranty Agreement”, all rules and regulations promulgated from time to time under the SBA Act, and SBA Standard Operating Procedures and any Official Notices issued by the SBA, all as from time to time in effect.

“SBA 7(a) Guaranteed Note Receivable” means that portion of any SBA 7(a) Note Receivable that is actually guaranteed by the SBA.

“SBA 7(a) Loan Notes” means any promissory notes that at any time evidence SBA 7(a) Loans.

“SBA 7(a) Loan Obligor” means any Person, other than the SBA, who is or may become obligated to Borrower under an SBA 7(a) Loan.

“SBA 7(a) Loans” means any loans made by Borrower (or its predecessors in interest) to small businesses and partially guaranteed by the SBA, all originated in accordance with the SBA Rules and Regulations and pursuant to the authorization contained in Section 7(a) of the SBA Act.

“SBA 7(a) Non-Guaranteed Note Receivable” means that portion of any SBA 7(a) Note Receivable that is not guaranteed by the SBA.

“SBA 7(a) Note Receivable” means the obligation of an SBA 7(a) Loan Obligor to pay an SBA 7(a) Loan made by Borrower (or its predecessors in interest) to such SBA 7(a) Loan Obligor, whether or not evidenced by a promissory note or other instrument.

“SBA 7(a) Note Receivable Collateral” means any and all property or interests in property, whether personal property (including without limitation accounts, chattel paper, instruments, documents, deposit accounts, contract rights, general intangibles, inventory or equipment) or real property, or both, whether owned by an SBA 7(a) Loan Obligor or any other Person, that secures an SBA 7(a) Note Receivable or an SBA 7(a) Loan Obligor’s obligations under an SBA 7(a) Loan Note or SBA 7(a) Note Receivable Document, and all supporting obligations in respect thereof.

“SBA 7(a) Note Receivable Documents” means, with respect to any SBA 7(a) Note Receivable, all original documents, instruments, and chattel paper, executed or delivered to or for the account of Borrower by the applicable SBA 7(a) Loan Obligor and evidencing such SBA 7(a) Note Receivable.

“SBA Standard Operating Procedures and Official Notices” means Public Law 85-536, as amended; those Rules and Regulations, as defined in 13 CFR Part 120, “Business Loans” and 13 CFR Part 121, “Size Standards”; Standard Operating Procedures, (SOP) 50-10 for loan processing, 50-50 for loan servicing and 50-51 for loan liquidation as may be published and or amended from time to time by the SBA.

“SBA Reduced Guaranty Ineligible Amount” means as of any date of determination with respect to any SBA Reduced Guaranty Receivable, the difference between (a) the product of (i) the amount of such SBA Reduced Guaranty Receivable times (ii) the applicable percentage of the SBA guarantee relating to such SBA Reduced Guaranty Receivable on the date Lender shall have made the Financed Guaranteed Loan as to such SBA Reduced Guaranty Receivable, less (b) the product of (i) the amount of such SBA Reduced Guaranty Receivable times (ii) the applicable reduced percentage of the SBA guarantee relating to such SBA Reduced Guaranty Receivable on the applicable date of determination.

“SBA Reduced Guaranty Receivable” means each SBA 7(a) Note Receivable relating to a Financed SBA 7(a) Loan as to which the applicable percentage or dollar amount of the SBA guarantee relating thereto at any time or from time to time shall have been reduced below the applicable percentage or dollar amount on the date Lender shall have made the Financed Guaranteed Loan as to such SBA 7(a) Note Receivable.

“Second Lien Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of April 25, 2012, among Parent, the Guarantors, and ABC Funding, LLC, as agent, as the same may be amended, modified, or restated from time to time in accordance with this Agreement and the Second Lien Subordination and Intercreditor Agreement.

“Second Lien Subordination and Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement, dated as of April 25, 2012, among Lender, ABC Funding, LLC, as agent, and each of the other parties thereto, as the same may be amended, modified, or restated from time to time in accordance with the provisions thereof.

“Secondary Market Net Sales Proceeds” means, as to any Financed Guaranteed Loan or Financed Non-Guaranteed Loan: (i) at any time other than during the continuance of a Default or Event of Default, the gross sales proceeds received from a Secondary Market Sale thereof up to an amount equal to the proceeds of Advances made by Lender hereunder in respect thereof or (ii) during the continuance of a Default or Event of Default, the gross proceeds received from a Secondary Market Sale thereof.

“Secondary Market Sale” means the sale or participation of an SBA 7(a) Loan to the secondary market in accordance with the SBA Rules and Regulations.

“Subordinated Debt” means any Indebtedness of Borrower which is subordinated, either by its terms or pursuant to a subordination agreement, in each case in a manner and in form and substance satisfactory to Lender.

“Subsidiary” means, with respect to any Person at any time: (a) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (b) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (c) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

“2010 Newtek Securitization Notes” means the issuance in December 2010 by Newtek Small Business Loan Trust 2010-1 of $16 million of its Standard & Poor’s AA rated notes to securitize a portion of its SBA 7(a) Non-Guaranteed Note Receivables.

“Term Loan Agreement” means the Loan and Security Agreement dated as of April 30, 2010 among Borrower, Crystaltech and Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Agreement.

“Termination Date” means the earlier to occur of: (a) (i) with respect to Advances—Guaranteed Loans and Advances—Non-Guaranteed Loans, May 14, 2015 or (ii) with respect to the Non-Guaranteed Term Loan, September 30, 2017, and (b) with respect to all Loans, otherwise any date on which Lender elects to cease making Advances pursuant to this Agreement or if the Obligations are declared by Lender or automatically become due and payable (whether at stated maturity, by acceleration or otherwise), in either case in accordance with the terms and provisions of this Agreement.

“Trademarks” means all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto; and all renewals and extensions thereof and all rights to obtain such renewals and extensions.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to Borrower of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Trademark Security Agreements” means those certain Trademark Security Agreements executed by Borrower and the Guarantors in favor of Lender, as the same may be amended, modified, or restated from time to time.

“Trust Account” shall have the meaning ascribed to such term it in the Trust Account Agreement.

“Trust Account Agreement” means that certain Amended and Restated Trust Account Agreement, dated as of the Closing Date, by and between Borrower and the Trustee, as the same may be amended, modified, or restated from time to time.

“UCC” means the Uniform Commercial Code as adopted in the state where Lender’s office identified in Section 9.8 is located, as the same may be amended from time to time.

“Upfront Fee” has the meaning set forth in Section 2.7(a).

1.2 Other Capitalized Terms. Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.3 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.

1.4 Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION II. THE LOANS

2.1 Loans.

(a) Advances—Guaranteed Loans.

(i) On the terms and subject to the conditions set forth herein (including, without limitation, the conditions precedent set forth in Section IV hereof), Lender agrees to make Advances to Borrower from time to time from the date hereof to and including the Business Day immediately prior to the Termination Date to provide short-term financing of SBA 7(a) Guaranteed Note Receivables with respect to Eligible SBA 7(a) Loans; provided that after giving effect thereto, the aggregate sum of all such outstanding Advances made pursuant to this Section 2.1(a) shall not exceed (A) the Availability—Guaranteed Loans or (B) any other amount that would require any prepayment of Advances under Section 2.5 or any other provisions of the Loan Documents. Within such limitations and subject to Section 2.1(a)(iii), Borrower may borrow, prepay or repay such Advances from time to time and may reborrow Advances.

(ii) In no event shall any such Advance be made when any Default or Event of Default has occurred and is continuing.

(iii) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, Borrower may not prepay or repay any such Advance on the same day as such Advance shall be made hereunder, except for any prepayment or repayment of any such Advance on the same day as such Advance shall be made (i) as a result of any mandatory prepayment required by Section 2.5(d) or (e), or (ii) as a result of the maturity of the Advances or if the Obligations are declared by Lender or automatically become due and payable (whether at stated maturity, by acceleration or otherwise) in accordance with the terms and provisions of this Agreement.

(b) Advances—Non-Guaranteed Loans.

(i) On the terms and subject to the conditions set forth herein (including, without limitation, the conditions precedent set forth in Section IV hereof), Lender agrees to make Advances to Borrower from time to time from the date hereof to and including the Business Day immediately prior to the Termination Date to provide short-term financing of SBA 7(a) Non-Guaranteed Note Receivables with respect to Eligible SBA 7(a) Loans; provided that after giving effect thereto, the aggregate sum of all such outstanding Advances made pursuant to this Section 2.1(b) shall not exceed (A) the Availability-Non-Guaranteed or (B) any other amount that would require any prepayment of Advances under Section 2.5 or any other provisions of the Loan Documents. Within such limitations and subject to Section 2.1(b)(iii) and Section 2.1(c), Borrower may borrow, prepay or repay Advances from time to time and may reborrow Advances.

(ii) In no event shall any such Advance be made when any Default or Event of Default has occurred and is continuing.

(iii) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, Borrower may not prepay or repay any such Advance on the same day as such Advance shall be made hereunder, except for any prepayment or repayment of any such Advance on the same day as such Advance shall be made (A) as a result of any mandatory prepayment required by Section 2.5(d) or (e), or (B) as a result of the maturity of the Advances or if the Obligations are declared by Lender or automatically shall become due and payable in accordance with the terms and provisions of this Agreement (whether at stated maturity, by acceleration or otherwise).

(c) Non-Guaranteed Term Loan.

(i) On the Non-Guaranteed Term Loan Conversion Date, the Non-Guaranteed Term Loan Conversion Amount shall automatically convert into a term loan (the “Non-Guaranteed Term Loan”), which shall become due and payable, and Borrower shall repay the Non-Guaranteed Term Loan, as follows: payments equal to 1/36th of the original principal amount of the Non-Guaranteed Term Loan shall be made on the first day of each calendar month commencing with the first day of the calendar month immediately following the Non-Guaranteed Term Loan Conversion Date through and including September 1, 2017, with the remaining outstanding principal balance to be paid on September 30, 2017 . On the Non-Guaranteed Term Loan Conversion Date, as a condition precedent to such conversion, Borrower shall execute and deliver to the Lender the Note evidencing the Non-Guaranteed Term Loan, in the form attached to this Agreement as Exhibit B-3 hereto with insertions as to the amount of the Non-Guaranteed Term Loan, the date of such Note, and the date upon which the monthly installments of the Non-Guaranteed Term Loan shall commence.

(ii) Borrower may prepay or repay all or any portion of the Non-Guaranteed Term Loan commencing on the Business Day after the Non-Guaranteed Term Loan Conversion Date, each such prepayment or repayment to be applied to the outstanding balance of the Non-Guaranteed Term Loan on the date deemed received pursuant to Section 2.4(a) and otherwise in such manner as shall be determined by Lender.

2.2 Notes.

(a) The Advances—Guaranteed Loans, the Advances—Non-Guaranteed Loans, and the Non-Guaranteed Term Loan each shall be evidenced by a promissory note of Borrower substantially in the respective forms of Exhibit B-1, B-2 and B-3 attached hereto (the “Notes”).

(b) The date, amount and Interest Rate of each Loan made by Lender to Borrower, and each payment made on account of the principal balance thereof, shall be recorded by Lender on its books; provided that the failure of Lender to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under the Notes in respect of the Loans.

2.3 Procedures for Borrowing Advances.

(a) Borrower may request an Advance hereunder for an Advance-Guaranteed Loans or an Advance-Non-Guaranteed Loan on any Business Day during the period from and including the Closing Date to and including the applicable Termination Date by delivering to Lender a written request for an Advance—Guaranteed Loans or an Advance—Non-Guaranteed Loans, as applicable, substantially in the form of Exhibit C attached hereto (each, a “Request for Advance”). Borrower shall deliver each Request for Advance with respect to each proposed Advance no later than noon (New York City time) on the day of such proposed Advance. Once given, a Request for Advance shall be irrevocable and Borrower shall be bound thereby.

(b) Each Request for Advance shall: (i) attach a schedule identifying the Financed Guaranteed Loans or Financed Non-Guaranteed Loans, as applicable, that Borrower proposes to fund using the proceeds of the Advance, which schedule shall contain such information with respect to each Financed Guaranteed Loans or Financed Non-Guaranteed Loans, as applicable, as Lender shall reasonably request; (ii) specify the requested funding date; and (iii) include such other matters as may be specified on the form of the Request for Advance or as may be reasonably requested by Lender from time to time. Each Advance shall be in a minimum amount of $100,000 or an integral multiple thereof. Borrower shall indemnify Lender and hold it harmless against any costs incurred by Lender as a result of any failure of Borrower to timely deliver to FTA the SBA 7(a) Loan Note relating to any Financed Guaranteed Loan or Financed Non-Guaranteed Loan as required by Section 8.1(f).

(c) Unless otherwise agreed by Lender and Borrower, each Advance requested by Borrower and made by Lender hereunder shall be made to Borrower’s main operating account maintained with Lender.

2.4 Payments – General; Cash Management System.

(a) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Loan and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower not made by automatic transfers from the Blocked Account or Borrower’s accounts maintained with Lender, shall be made to Lender at its office at 275 Broadhollow Road, Melville, N.Y. 11747, in United States dollars, in immediately available funds. Lender shall have the unconditional right and discretion (and Borrower hereby authorizes Lender) to charge Borrower’s operating and/or deposit account(s) for all of Borrower’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses; provided, that Lender may not charge the Trust Account in a manner inconsistent with the Trust Account Agreement. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations) received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

(b) On or prior to the date hereof, Borrower shall establish and maintain until all Obligations shall have been fully and indefeasibly paid in full the cash management system described in Exhibit D attached hereto (the “Cash Management System”).

2.5 Payment of Interest and Principal; Mandatory Prepayments.

(a) From and following the Closing Date, the Loans and the other Obligations shall bear interest at the Interest Rate.

(b) Interest on all Loans, including, without limitation, the Non-Guaranteed Term Loan, shall be payable (i) in arrears on the first day of each month (beginning on the first day of the first full calendar month after the Closing Date), (ii) as provided in Sections 2.5(d) and (e), and (iii) upon the payment in full of any Advances or any or all of the Loans, and on the Termination Date.

(c) The outstanding principal amount of the Loans other than the Non-Guaranteed Term Loan, plus all accrued but unpaid interest and all other sums due Lender hereunder in respect of such Loans, shall be due and payable in full on the Termination Date. The outstanding principal amount of the Non-Guaranteed Term Loan shall be payable in accordance with Section 2.1(c) and, together with all accrued but unpaid interest and all other sums due Lender hereunder in respect of such Non-Guaranteed Term Loan, shall be due and payable in full on the Termination Date. If on any payment date for the Non-Guaranteed Term Loan the balance in the Blocked Account is less then the next due principal payment, Borrower shall remit the balance of such payment to Lender on such payment date.

(d) There shall become due and payable and Borrower shall prepay the Advances, together with all accrued but unpaid interest thereon, in an amount determined as follows:

(i) the amount by which: (A) Outstanding Advances—Guaranteed Loans exceeds (x) the Borrowing Base—Guaranteed or (y) Availability—Guaranteed, (B) Outstanding Advances—Non-Guaranteed Loans plus the then outstanding principal balance of all loans under the Term Loan Agreement exceeds (x) the Borrowing Base—Non-Guaranteed or (y) Availability—Non-Guaranteed, or (C) the then outstanding principal amount of the Non-Guaranteed Term Loan exceeds (x) the Borrowing Base—Non-Guaranteed or (y) Availability-Non-Guaranteed;

(ii) the amount by which (A) the aggregate of (1) Outstanding Advances—Guaranteed Loans, (2) Outstanding Advances—Non-Guaranteed Loans plus (3) the Non-Guaranteed Term Loan exceeds (B) the lesser of (1) $27,000,000 or (2) the aggregate of the Borrowing Base—Guaranteed, plus the Borrowing Base—Non-Guaranteed; or

(iii) an amount equal to the Secondary Market Net Sales Proceeds of any Secondary Market Sale of any Financed Guaranteed Loan or any Financed Non-Guaranteed Loans, including, without limitation, any such portion of any Multi-Draw SBA Loan (which proceeds shall be applied as set forth in the Cash Management System and this Agreement).

(e) Without limiting the generality of the foregoing, in the event that at any time (x) Outstanding Advances—Guaranteed Loans shall exceed, as applicable: 90% (subject to adjustment by Lender in the exercise of its reasonable credit discretion) of the outstanding principal amount of the SBA 7(a) Guaranteed Note Receivables related to such Outstanding Advances—Guaranteed Loans, (y) Outstanding Advances—Non-Guaranteed Loans shall exceed 55% (subject to adjustment by Lender in the exercise of its reasonable credit discretion) of the outstanding principal amount of the SBA 7(a) Non-Guaranteed Note Receivables related to such Advances—Non-Guaranteed Loans, or (z) the sum of (1) Outstanding Advances—Non-Guaranteed Loans plus (2) the then outstanding principal amount of the Non-Guaranteed Term Loan shall exceed 55% (subject to adjustment by Lender in the exercise of its reasonable credit discretion) of the outstanding principal amount of the SBA 7(a) Non-Guaranteed Note Receivables related to such Advances—Non-Guaranteed Loans and Non-Guaranteed Term Loan, Borrower shall prepay such excess, together with accrued but unpaid interest thereon.

(f) Notwithstanding the foregoing, if clause (ii) of the definition of the term “Secondary Market Net Sales Proceeds” shall be applicable, then such Secondary Market Net Sales Proceeds received in respect of any Financed Guaranteed Loan shall be applied against Advances-Guaranteed Loans, and Secondary Market Net Sales Proceeds received in respect of any Financed Non-Guaranteed Loans shall be applied against Advances-Non-Guaranteed Loans and/or the Non-Guaranteed Term Loan in such manner as Lender shall determine, with any excess after such application to be held by Lender, at its option, as cash collateral for the Obligations. Any prepayments received by Lender in respect of clauses (i)(A) above shall be applied against Advances-Guaranteed Loans. Any prepayments received by Lender in respect of clauses (i)(B) above shall be applied against Advances-Guaranteed Loans and/or the Non-Guaranteed Term Loan in such manner as Lender shall determine. All such prepayments received by Lender pursuant to this Section 2.5(d) shall be applied against its respective Loan on the date deemed received pursuant to Section 2.4(a) and otherwise in such manner as shall be determined by Lender.

(g) There shall become due and payable and Borrower shall prepay the Advances-Non-Guaranteed Loans and the Non-Guaranteed Term Loan, and shall cause the other Credit Parties to prepay the Advances-Non-Guaranteed Loans and the Non-Guaranteed Term Loan, in each case together with all accrued but unpaid interest thereon, in an amount equal to in the following amounts and at the following times:

(i) on the date on which any Credit Party (or Lender as loss payee or assignee) receives any Casualty Proceeds, an amount equal to one hundred percent (100%) of such Casualty Proceeds or such payment; provided, that, so long as no Default or Event of Default has occurred and is continuing, the recipient (other than Lender) of any Casualty Proceeds may reinvest the amount of such Casualty Proceeds within thirty (30) days in replacement assets comparable to the assets giving rise to such Casualty Proceeds; provided, further that the aggregate amount which may be reinvested by Borrower and its Subsidiaries pursuant to the preceding proviso may not exceed $250,000 in any Fiscal Year; and provided, further, that if the applicable Credit Party does not intend to fully reinvest such Casualty Proceeds, or if the thirty (30) day time period set forth in this sentence expires without such Credit Party having reinvested such Casualty Proceeds, Borrower shall prepay such Advances or Loans, as applicable, in an amount equal to such Casualty Proceeds (to the extent not reinvested or intended to be reinvested within such time period);

(ii) upon receipt by any Credit Party of the proceeds from the issuance and sale of any Debt or equity securities (other than (1) proceeds of Permitted Indebtedness, (2) proceeds from the issuance of equity securities to members of the management of any Credit Party, (3) proceeds of the issuance to Parent of equity securities of Borrower or any wholly-owned Subsidiary of Parent, or (4) Indebtedness of any Credit Party to another Credit Party to the extent expressly permitted by the Loan Documents), an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such issuance and sale; and

(iii) upon receipt by any Credit Party of the proceeds of any Asset Sale (other than the proceeds of a Permitted Disposition), an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Sale.

Notwithstanding the foregoing, each Credit Party other than Borrower shall be required to remit amounts set forth in this Section 2.5(e)(i)-(iii) during each Fiscal Year of such Credit Party only in the event and to the extent that the aggregate amount received by that Credit Party during such Fiscal Year of Casualty Proceeds, Net Cash Proceeds from the issuance and sale of Debt or equity securities, and Net Cash Proceeds of Asset Sales of such Credit Party shall exceed $250,000.

(iv) Amounts paid pursuant to this Section 2.5(e) shall be applied to the Advanced-Non-Guaranteed Loans and/or the Non-Guaranteed Term Loan on the date deemed received pursuant to Section 2.4(b) and otherwise in such manner as shall be determined by Lender.

(h) Subject to Section 2.1, the Loans may be prepaid in whole or in part at any time from time to time, without penalty or premium; provided, however, that Borrower shall have given Lender at least ten (10) days prior written notice of the date of such prepayment. Any prepayment shall be accompanied by all accrued and unpaid interest thereon.

2.6 Additional Interest Provisions.

(a) Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed. The date of funding of an Advance shall be included in the calculation of interest. The date of payment with respect to an Advance shall be excluded from the calculation of interest.

(b) After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans shall be equal to the applicable Interest Rate plus five hundred (500) basis points (the “Default Rate”). All such increases may be applied retroactively to the date of the occurrence of the Event of Default. Borrower agrees that the Default Rate is a reasonable estimate of Lender’s damages and is not a penalty.

(c) All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(d) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such Law.

2.7 Fees and Charges.

(a) On the Closing Date, Borrower shall pay to Lender, a fully-earned, non-refundable up-front fee (the “Upfront Fee”) in the amount of $162,000.

(b) On June 16, 2011 and on each anniversary of such date, a fully-earned, non-refundable administrative fee (the “Administrative Fee”) in the amount of $12,000.

(c) From and following the Closing Date, Borrower shall pay Lender fees in an amount equal to (i) the difference between (A) $27,000,000 less (B) the sum of the average daily outstanding balance of Advances—Guaranteed Loans plus the average daily outstanding balance of Advances—Non-Guaranteed Loans during the preceding month, multiplied by (ii) one-quarter of one percent (1/4 of 1%) per annum. Such fees are to be paid quarterly in arrears on the last day of each calendar quarter.

(d) Borrower shall unconditionally pay to Lender a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that are not paid within fifteen (15) days of the due date. Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations, or the Obligations automatically shall become due and payable. Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

2.8 Use of Proceeds. The proceeds of (a) Advances—Guaranteed Loans shall be used solely to provide Borrower with short-term financing of an amount not to exceed 90%, with respect to Financed Guaranteed Loans, and (b) Advances—Non-Guaranteed Loans shall be used solely to provide Borrower with short-term financing of an amount not to exceed 55% of the SBA 7(a) Non-Guaranteed Note Receivable in respect of each Financed Non-Guaranteed Loan.

2.9 Taxes. All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Lender’s net income by the jurisdiction under which Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and (iii) pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Lender with respect to any payment received by Lender or such Lender hereunder, Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount Lender would have received had such Taxes not been asserted.

2.10 Capital Adequacy. If any present or future Law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of Law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the reasonable opinion of Lender, the rate of return on Lender’s capital with regard to the Loans is reduced to a level below that which Lender would have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender’s rate of return. A notice to Borrower from Lender as to the amount of that reduction and showing the basis of the computation thereof submitted by Lender to Borrower shall be presumptive evidence of the matters set forth therein.

SECTION III. COLLATERAL

3.1 Collateral. As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents:

(a) Borrower hereby assigns and grants to Lender a continuing Lien on and first priority (except for Liens in favor of Lender under the Term Loan Documents) security interest in, upon and to all assets of Borrower (other than Borrower’s SBA Lender’s License), including any Real Property and including, without limitation, to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:

(i) Accounts - All Accounts;

(ii) Chattel Paper - All Chattel Paper;

(iii) Documents - All Documents;

(iv) Instruments - All Instruments;

(v) Inventory - All Inventory;

(vi) General Intangibles - All General Intangibles;

(vii) Equipment - All Equipment,

(viii) Fixtures - All Fixtures;

(ix) Deposit Accounts - All Deposit Accounts, including, without limitation, the Blocked Account and all operating accounts of Borrower maintained at or with Lender, but excluding the Trust Account to the extent prohibited by the Multi-Party Agreement and SBA Rules and Regulations;

(x) Goods - All Goods;

(xi) Letter of Credit Rights - All Letter of Credit Rights;

(xii) Supporting Obligations - All Supporting Obligations;

(xiii) Investment Property - All Investment Property;

(xiv) Commercial Tort Claims - All Commercial Tort Claims identified and described on Schedule 3.1(a)(xiv) (as amended or supplemented from time to time);

(xv) Property in Lender’s Possession - All Property of Borrower, now or hereafter in Lender’s possession; and

(xvi) Proceeds - The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (viii).

3.2 Lien Documents. At the Closing and thereafter as Lender deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

(a) Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

(b) Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3 Other Actions.

(a) In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder. At Lender’s reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to

Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes (other than SBA(7)a Notes are delivered to the FTA pursuant to the Multi-Party Agreement), stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

(b) Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s signature, in accordance with the UCC. Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing “All Assets,” “All property and assets” and/or words of similar import in the collateral description therein. Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4 Searches, Certificates.

(a) Lender shall, prior to or at the Closing, and thereafter as Lender may reasonably determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

(i) UCC searches with the Secretary of State and local filing office of each state where Borrower (and each Guarantor) is organized, maintains its executive office, a place of business, or assets; and

(ii) judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

(b) Borrower shall, prior to or at the Closing and at its sole expense, obtain and deliver to Lender good standing certificates showing Borrower and each corporate Guarantor to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

(c) Landlord’s and Warehouseman’s Waivers. Borrower will cause each owner of any premises occupied by Borrower or to be occupied by Borrower and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon.

3.5 Filing Security Agreement. A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.6 Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral; and (c) during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.

3.7 Pari Passu Collateral. The security interests and Liens granted hereunder in the Collateral in all respects shall rank pari passu with the security interests and Liens granted by Borrower under the Term Loan Agreement and the other Term Loan Documents.

SECTION IV. THE CLOSING; CONDITIONS PRECEDENT TO EACH ADVANCE

4.1 Conditions to the Closing. The Closing of this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) Loan Documents, Resolutions, Opinions, and Other Documents. Borrower shall have delivered, or caused to be delivered, to Lender the following, in each case in form and substance satisfactory to Lender and its counsel:

(i) this Agreement, the Notes (other than the Note representing the Non-Guaranteed Term Loan) and each of the other Loan Documents all properly executed;

(ii) financing statements and each of the other documents to be executed and/or delivered by Borrower, the Guarantors, or any other Person pursuant to this Agreement;

(iii) certified copies of (1) resolutions of Borrower and each Guarantor’s board of directors or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, the Note to be issued hereunder and each of the other Loan Documents required to be delivered by such applicable party and (2) Borrower’s and each Guarantor’s articles or certificate of incorporation and by-Laws or certificate of formation and shareholders’ agreement or operating agreement, as applicable;

(iv) an incumbency certificate for Borrower and each Guarantor identifying all Authorized Officers, with specimen signatures;

(v) a written opinion or opinions of Borrower’s independent counsel addressed to Lender and opinions of such other counsel as Lender deems reasonably necessary;

(vi) such other financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

(vii) certification by the president of Borrower that there has not occurred any Borrower Material Adverse Effect since December 31, 2011;

(viii) payment by Borrower of all fees including, without limitation, the Upfront Fee and all of Lender’s fees and expenses associated with this Agreement;

(ix) searches and certificates required under Section 3.4;

(x) the Multi-Party Agreement together with any required consent of the SBA;

(xi) the documents set forth on the Lender’s closing checklist previously furnished to Borrower;

(xii) such other documents reasonably required by Lender.

(b) Absence of Certain Events. On the Closing Date, no Default or Event of Default hereunder, or under any other agreement between Borrower, any Guarantor or any Affiliate of any of them and Lender, shall have occurred and be continuing.

(c) Warranties and Representations at Closing. The warranties and representations contained in Section 5 of this Agreement as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

(d) Compliance with this Agreement. Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

(e) Officers’ Certificate. Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrower and Parent certifying that all of the conditions specified in this Section have been fulfilled.

4.2 The Closing. Subject to the conditions of this Section, Advances shall be available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (the “Closing”) at Lender’s office at 1001 Avenue of the Americas New York, NY 10018.

4.3 Waiver of Rights. By consummating the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.4 Conditions to the Making of Each Advance. The making of each Advance hereunder is subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to Lender and its counsel:

(a) Compliance. Borrower shall have complied and shall then be in compliance with all terms, covenants, conditions and provisions of this Agreement and the other Financing Documents that are binding upon it.

(b) Borrowing Base. Borrower shall have furnished all Borrowing Base Certificates required by Section 6.8(a) and as evidence thereof, Borrower shall have furnished to Lender such reports, schedules, certificates, records and other papers as may be requested by Lender, and Borrower shall be in compliance with the provisions of this Agreement both immediately before and immediately after the making of the Advance requested. The aggregate outstanding balance of the Loan immediately after giving effect to such Advance shall not exceed the Borrowing Base.

(c) Default. No Event of Default or Default shall exist hereunder.

(d) Representations and Warranties. The representations and warranties of Borrower contained among the provisions of this Agreement shall be true and with the same effect as though such representations and warranties had been made at the time of the making of, and of the request for, such Advance.

(e) Adverse Change. No Material Adverse Effect shall have occurred that would, in the good faith judgment of Lender, have a material adverse effect on Borrower or materially impair the ability of Borrower to pay or perform any of the Obligations.

(f) Legal Matters. All legal documents incident to such Advance shall be reasonably satisfactory to counsel for Lender.

(g) Eligibility Requirements. Each Financed Guaranteed Loan and each Financed Non-Guaranteed Loan shall be an Eligible SBA 7(a) Loan.

SECTION V. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Loan to Borrower, Borrower warrants and represents to Lender that:

5.1 Corporate Organization and Validity.

(a) Borrower: (i) is a corporation, duly organized and validly existing under the Laws of the state of New York; (ii) has the appropriate power and authority to operate its business and to own its Property; and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not nor could not reasonably be predicted to have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower is qualified to do business is shown on Schedule 5.1 attached hereto and made part hereof.

(b) The making and performance of this Agreement and the other Loan Documents will not violate any Law, government rule or regulation, court or administrative order or other such order, or the charter, minutes or bylaw provisions of Borrower, or of Borrower’s shareholder’s agreement, operating agreement or partnership agreement, as applicable, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has caused or is reasonably likely to cause a Material Adverse Effect, or of its charter, minutes or bylaw provisions, or of Borrower’s operating agreement or partnership agreement, as applicable.

(c) Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

(d) This Agreement, the Note to be issued hereunder and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2 Places of Business. The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses shown on Schedule 5.2 attached hereto.

5.3 Pending Litigation. There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower in any court or before any Governmental Authority relating to a claim in excess of $100,000 (except for any proceeding relating to any license or seeking injunctive relief as to which no dollar threshold shall apply) except as shown on Schedule 5.3 attached hereto, other than counterclaims arising solely out of routine collection matters brought by Borrower against any Person. To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened against Borrower in any court or before any Governmental Authority. Borrower is not in default with respect to any order of any Governmental Authority. To the knowledge of Borrower, no shareholder or executive officer of Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4 Title to Properties. Borrower has good and marketable title in fee simple (or its equivalent under applicable Law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5 Governmental Consent. Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement, the Note or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower (other than with respect to the SBA).

5.6 Taxes. All tax returns required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

5.7 Financial Statements. The audited consolidated financial statements of Parent as at and for the year ended December 31, 2012 (complete copies of which have been delivered to Lender), and the interim consolidated financial statements of Parent as at and for the three-month and six-month periods ended March 31, 2013 have been prepared in accordance with GAAP and present fairly the financial position of Parent as of such dates and the results of its operations for such periods. The Fiscal Year for Parent and Borrower currently ends on December 31. Borrower’s federal tax identification number and state organizational identification number for UCC purposes are as shown on Schedule 5.7 attached hereto. All projections provided to Lender represent Borrower’s best estimate of Borrower’s (and Parent’s or any consolidated entity’s) consolidated future financial performance as of the date thereof and the assumptions contained therein are believed by Borrower to be fair and reasonable in light of current business conditions.

5.8 Full Disclosure. The financial statements referred to in Section 5.7 of this Agreement do not, nor does any other written statement of Borrower to Lender in connection with the negotiation of the Loan, contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to Borrower which has not been disclosed in writing to Lender which has or is reasonably likely to have a Material Adverse Effect.

5.9 Subsidiaries. Borrower does not have any Subsidiaries or Affiliates, except as shown on Schedule 5.9 attached hereto.

5.10 Investments, Guarantees, Contracts, etc.

(a) Borrower does not own or hold equity, long term debt or other Investments in any other Person, except as shown on Schedule 5.10(a) attached hereto.

(b) Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule 5.10(b) attached hereto.

(c) Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or is reasonably likely to have a Material Adverse Effect.

(d) Borrower, except as otherwise specifically provided in this Agreement, has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11 Government Regulations, etc.

(a) The use of the proceeds of and Borrower’s issuance of the Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

(b) Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

(c) As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA: (i) has failed to meet the minimum funding standards established in Section 302 of ERISA; (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder; (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability; or (iv) has been terminated if such termination would subject Borrower to any material liability. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi employer pension plan in which Borrower participates. All Employee Benefit Plans and multi employer pension plans in which Borrower participates are shown on Schedule 5.11(c) attached hereto.

(d) Borrower is not in violation of or receipt of written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including, without limitation, Environmental Laws or government procurement regulations), a violation of which causes or is reasonably likely to cause a Material Adverse Effect.

(e) Borrower (and each Guarantor) is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12 Business Interruptions. Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower has been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or, to Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower. No labor contract of Borrower is scheduled to expire prior to December 1, 2015.

5.13 Names and Intellectual Property.

(a) Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 5.13(a) attached hereto. Except to the extent that Borrower may conduct business under a name utilizing the word “Newtek” the ownership of which is with Parent, Borrower is the sole owner of all names listed on such Schedule 5.13(a) and any and all business done and all invoices issued in such trade names are Borrower’s sales, business and invoices. Each trade name of Borrower, including business conducted under a name utilizing the word “Newtek”, represents a division or trading style of Borrower and not a separate Subsidiary or Affiliate or independent entity.

(b) All trademarks, service marks, patents or copyrights which Borrower uses, plans to use or has a right to use are shown on Schedule 5.13(b) attached hereto and Borrower has the legal authority to use such intellectual property in the conduct of its business. Borrower is not in violation of any rights of any other Person with respect to such Property.

(c) Except as shown on Schedule 5.13(c) attached hereto: (i) Borrower does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property (other than software licenses generally available) in order to provide services to its customers in the ordinary course of business; and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14 Other Associations. Borrower has not engaged in, nor has it any interest in, any joint venture or partnership with any other Person except as shown on Schedule 5.14 attached hereto.

5.15 Environmental Matters. Except as shown on Schedule 5.15 attached hereto:

(a) To Borrower’s knowledge after due inquiry, no Property presently owned, leased or operated by Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) To Borrower’s knowledge after due inquiry, Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

(c) Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

(d) Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Borrower under any Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending, or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on Borrower’s business, financial condition, Property or prospects under any Environmental Law.

5.16 Regulation O. No director, executive officer or principal shareholder of Borrower or any Guarantor is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17 Capital Stock. The authorized and outstanding Capital Stock of Borrower is as shown on Schedule 5.17 attached hereto. All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holder thereof in compliance with, or under valid exemption from, all Federal and state Laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule 5.17, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of Borrower. Except as shown on Schedule 5.17, Borrower has not issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18 Solvency. After giving effect to the transactions contemplated under this Agreement, Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19 Perfection and Priority. This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid, enforceable and perfected first priority (except for Liens in favor of Lender under the Term Loan Documents) Liens in all right, title and interest of Borrower in the Collateral, superior in right to any and all other Liens, existing or future.

5.20 Commercial Tort Claims. As of the Closing Date, Borrower is not a party to any Commercial Tort Claims, except as shown on Schedule 3.1(a)(xiv) attached hereto.

5.21 Letter of Credit Rights. As of the Closing Date, Borrower has no rights under an outstanding letter of credit, except as shown on Schedule 5.21 attached hereto.

5.22 Deposit Accounts. All deposit accounts of Borrower are shown on Schedule 5.22 attached hereto.

5.23 Preferred Lender Status. As of the Closing Date, Borrower has been approved as and continues to be a preferred lender under the SBA’s Preferred Lender Program in accordance with the SBA Rules and Regulations. Borrower has not been advised, and has no reason to believe, that it will not continue to be such a preferred lender after the Closing Date.

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full, that:

6.1 Payment of Taxes and Claims. Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common Law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2 Maintenance of Properties and Corporate Existence.

(a) Property. Borrower shall maintain its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Borrower.

(b) Property Insurance, Public and Products Liability Insurance. Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry and geographic area as Borrower. At or prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and any certificates of insurance shall be issued on Accord Form-27. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower. With respect to any single claim which exceeds $500,000 or any series of claims in any twelve month period which in the aggregate exceeds $1,500,000, Borrower hereby appoints Lender as Borrower’s attorney-in-fact, exercisable at Lender’s option to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Lender, immediately, upon Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy. In addition Borrower shall, consistent with the requirements of the SBA, cause each SBA 7(a) Loan Obligor to maintain Borrower as a named as additional insured or loss payee, as appropriate, in all such policies.

(c) Financial Records. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its Fiscal Year end date without the prior written consent of Lender.

(d) Corporate Existence and Rights. Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

(e) Compliance with Laws. Borrower shall be in compliance with any and all Laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws and government procurement regulations) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain causes or could cause a Material Adverse Effect. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower. Without limiting the foregoing, Borrower shall cause the Required Procedures, the SBA 7(a) Note Receivable Documents and all actions and transactions by Borrower in connection therewith (a) to comply with SBA Rules and Regulations, and (b) to comply with all other requirements of all applicable Laws except where the failure to comply with such other requirements of any applicable Law reasonably could not be expected to result in a Material Adverse Effect.

(f) Business Conducted. Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business materially different from the businesses conducted by Borrower immediately prior to the Closing Date.

6.3 Litigation. Borrower shall give prompt notice to Lender of any litigation claiming in excess of One Hundred Thousand Dollars ($100,000.00) from Borrower, or which is reasonably likely to have a Material Adverse Effect.

6.4 Issue Taxes. Borrower shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any lien documents. The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

6.5 Bank Accounts. Borrower and each Guarantor shall maintain its primary depository and disbursement account(s) with Lender.

6.6 Employee Benefit Plans. Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (z) upon the occurrence of any event which, to Borrower’s knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.7 Financial Covenants.

(a) Borrower shall cause Parent to at all times comply with the following financial covenants which shall be tested on Parent together with its consolidated Subsidiaries:

(i) As at the last day of each Fiscal Quarter, Parent shall maintain a Fixed Charge Coverage Ratio of at least 1.50:1; and

(ii) As of the last day of each Fiscal Quarter, Parent shall maintain a minimum EBITDA for the twelve (12) month period ending on each of the following dates of the following amounts: (A) as of the last day of each Fiscal Quarter during Fiscal Year 2011, $7,000,000; (B) as of March 31, 2012, June 30, 2012 and September 30, 2012, $7,500,000; and (C) as of the last day of each Fiscal Quarter thereafter, $10,500,000; and

(iii) There shall be at least $4,000,000.00 in unrestricted cash on the consolidated balance sheet of the Parent at all times.

(b) As of the last day of each Fiscal Quarter, Borrower shall maintain a minimum EBITDA for the twelve (12) month period ending on each of the following dates of the following amounts: (A) as of March 31, 2011 and June 30, 2011, $2,200,000; (B) as of September 30, 2011 and December 31, 2011, $2,400,000; (C) ) as of March 31, 2012, June 30, 2012 and September 30, 2012, $2,600,000; and (D) as of the last day of each Fiscal Quarter thereafter, $8,000,000.

(c) Universal Processing Services of Wisconsin LLC (d/b/a Newtek Merchant Solutions) and shall at all times comply with the following financial covenants which shall be tested on the basis of the results of the Electronic Payment Processing segment:

(i) As of the last day of each Fiscal Quarter, Universal Processing Services of Wisconsin LLC (d/b/a Newtek Merchant Solutions) shall maintain a minimum EBITDA for the twelve (12) month period ending on each of the following dates of the following amounts: (A) as of March 31, 2011, June 30, 2011; $5,000,000 (B) as of December 31, 2011, $5,500,000; (B) as of March 31, 2012, June 30, 2012 and September 30, 2012, $5,600,000; and (C) as of the last day of each Fiscal Quarter thereafter, $6,800,000.

(ii) As of the last day of each Fiscal Quarter, Crystaltech shall maintain a minimum EBITDA for the twelve (12) month period ending on each of the following dates of the following amounts: (A) as of the last day of each Fiscal Quarter through and including September 30, 2012, $5,400,000; and (B) as of the last day of each Fiscal Quarter thereafter, $4,600,000.

(d) Borrower (on a stand-alone basis and without regard to the combination or consolidation of any Subsidiary or Affiliate otherwise permitted or required under GAAP) will have net income (as determined in accordance with GAAP) for each fiscal quarter of Borrower of at least $1.00.

6.8 Financial and Business Information; Other Reports. Borrower shall deliver or cause to be delivered to Lender the following:

(a) Financial Statements and Collateral Reports. Such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

(i) (A) Within forty five (45) days after the end of each Fiscal Quarter (other than the last Fiscal Quarter in any Fiscal Year), financial information regarding Parent and its consolidated subsidiaries, certified by the Chief Financial Officer of Parent, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter; (ii) unaudited statements of income and cash flows for such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior year and on a trailing twelve month basis, and (iii) including an income statement for Parent on a consolidated basis by business segment as currently reported by Parent, all prepared in accordance with GAAP (subject to normal year-end adjustments) and (B) within forty five (45) days after the end of each Fiscal Quarter, the actual results of operations of Borrower for the Fiscal Quarter, compared to the Projections for such Fiscal Quarter.

(ii) Within ninety (90) days after the end of each Fiscal Year, audited financial statements for Parent and its Subsidiaries on a consolidated basis, consisting of balance sheets, cash flow statements and statements (including statements on a business segment basis) of income and retained earnings and, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing and acceptable to Lender.

(iii) Within fifteen (15) days after the end of each Fiscal Month Borrowing Base Certificates, which shall include, among other things, detailed reporting as to eligibility of Financed Guaranteed Loans and Financed Non-Guaranteed Loans.

(iv) Within forty five (45) days after the end of each Fiscal Quarter, financial information regarding Borrower and its consolidated subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter; (ii) unaudited statements of income and cash flows for such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior year and on a trailing twelve month basis, and (iii) including an income statement for Borrower on a consolidated basis by business segment as currently reported by Parent, all as prepared in accordance with GAAP (subject to normal year-end adjustments).

(v) Within ninety (90) days after the end of each Fiscal Year, audited financial statements for Borrower and its Subsidiaries on a consolidated basis, consisting of balance sheets, cash flow statements and statements (including statements on a business segment basis) of income and retained earnings and, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing and acceptable to Lender.

(vi) Within ninety (90) days after the end of each Fiscal Year, three-year projections for Parent and for Borrower, prepared in light of the past operations of their respective businesses, but including future payments of known contingent liabilities, prepared on a quarterly basis for the then current Fiscal Year and annually for the following two years (“Projections”). The Projections shall be based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Parent and Borrower each believe to be reasonable and fair in light of current conditions and current facts known to Parent and Borrower, as applicable, and reflect Parent’s and Borrower’s good faith and reasonable estimates of the future financial performance of Parent and Borrower, respectively, for the periods set forth therein.

(b) Management Letters. Within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(c) Governmental Reports. Borrower agrees that, if requested by Lender, it shall promptly furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority.

(d) Notice of Event of Default. Promptly upon a director or executive officer of Borrower obtaining knowledge of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, Borrower shall provide Lender with a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto.

(e) Notice of Claimed Default. Promptly upon receipt by Borrower of a notice of default, oral or written, given to Borrower by any creditor for Indebtedness for borrowed money, or otherwise holding long term Indebtedness of Borrower in excess of Fifty Thousand Dollars ($50,000.00), Borrower shall give notice of the same to Lender.

(f) Securities and Other Reports. If Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, Borrower shall promptly upon its becoming available, provide Lender with one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

6.9 Officers’ Certificates. Along with each set of financial statements and or reports delivered to Lender pursuant to Section 6.8 hereof, Borrower and each corporate Guarantor shall deliver to Lender a certificate (“Compliance Certificate”) from the chief financial officer, chief executive officer or president of Borrower and each corporate Guarantor (and as to certificates accompanying the annual financial statements of Borrower and each corporate Guarantor, also certified by Borrower’s independent certified public accountant) setting forth:

(a) Event of Default. That the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower and each corporate Guarantor from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower and/or each corporate Guarantor has taken or proposes to take with respect thereto.

(b) Covenant Compliance; The information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.7 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.10 Audits and Inspection. Borrower shall permit any of Lender’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower, to examine and audit all of Borrower’s books of account, records, reports and other papers, to make copies and extracts there from and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrower’s expense at the standard rates charged by Lender for such activities, plus Lender’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses). Borrower acknowledges that Lender intends to conduct such audits at least twice annually.

6.11 Blocked Account. On or before the Closing Date and until all Obligations have been fully and finally paid., Borrower shall establish a blocked account with Lender (“Blocked Account”), and deposit and/or shall cause to be deposited directly into such Blocked Account all payments swept from the Trust Account in a manner consistent with the Cash Management System.

6.12 Information to Participant. Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Loan or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.13 Material Adverse Developments. Borrower agrees that immediately upon obtaining knowledge of any development or other information outside the ordinary course of business (and excluding matters of a general economic, financial or political nature) which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.14 Places of Business. Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of any of their respective places of business, of the places where records concerning their Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing, place of business; provided that Borrower may not establish any place of business outside of the United States.

6.15 Commercial Tort Claims. Borrower will immediately notify Lender in writing in the event that Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Borrower shall execute and deliver to Lender all documents and/or agreements necessary to grant Lender a security interest in such Commercial Tort Claim to secure the Obligations. Borrower authorizes Lender to file (without Borrower’s signature) initial financing statements or amendments, as Lender deems necessary to perfect its security interest in the Commercial Tort Claim.

6.16 Letter of Credit Rights. Borrower shall provide Lender with written notice of any letters of credit for which Borrower is the beneficiary. Borrower shall execute and deliver (or cause to be executed or delivered) to Lender, all documents and agreements as Lender may require in order to obtain and perfect its security interest in such letters of credit.

6.17 Inter-Company and Shareholder Loans. All inter-company loans to Borrower from a Guarantor or from any officer, director or employee, or affiliates shall be subordinate to this Loan pursuant to a subordination agreement in form and substance satisfactory to Lender.

6.18 Separateness Covenant. Borrower agrees and covenants that:

(a) Borrower will maintain Borrower’s separate existence and identity and will take reasonable steps to make it apparent to third parties that Borrower is an entity with assets (in particular the Pledged Shares (as defined in the Pledge Agreement)) and liabilities distinct from those of each Guarantor.

(b) Not in limitation of the generality of the foregoing, Borrower agrees as follows:

(i) Borrower will not inadvertently commingle its assets in any material respects with those of any other Person and shall take all reasonable steps to maintain its assets in a manner that facilitates their identification and segregation from those of each Guarantor;

(ii) Borrower shall take all reasonable steps to prevent any of Borrower’s funds from at any time being pooled with any funds of each Guarantor and shall not maintain joint bank accounts or other depository accounts to which Guarantors have access;

(iii) Borrower will conduct its business in its own name and from an office separate (or otherwise internally distinguishable) from that of Guarantors;

(iv) Borrower will maintain separate corporate records and books of account from those of any other Person;

(v) Borrower will maintain separate financial statements from those of any other Person; provided, however, financial information about Borrower may be contained in consolidated financial statements issued by Parent;

(vi) Borrower will pay its own liabilities, including the salaries of its own employees, consultants and agents, from its own funds and bank accounts;

(vii) Borrower will compensate Guarantors at market rates for any services that such parties render to Borrower; and

(viii) Borrower will observe the formalities of a corporation in all material respects.

6.19 Borrower as Servicer. Borrower shall at its own expense service all of the SBA 7(a) Note Receivables, including (i) the billing, posting and maintaining of complete records applicable thereto, and (ii) subject to applicable SBA Rules and Regulations, the taking of such action with respect thereto as Borrower may deem advisable.

6.20 Negotiable Collateral. Borrower shall cause the original of each SBA 7(a) Loan Note to be delivered to FTA or such other Person designated in accordance with the Multi-Party Agreement and to be dealt with as provided therein. Subject to the Multi-Party Agreement, in the event that any other Collateral, including proceeds, is evidenced by or consists of collateral readily negotiable, and if and to the extent that perfection of priority of Lender’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such negotiable collateral to Lender.

6.21 Collection of SBA 7(a) Note Receivables, Accounts, General Intangibles and Chattel Paper. Subject in each case to the Multi-Party Agreement, at any time after the occurrence and during the continuation of a Default or Event of Default under this Agreement or any other Loan Document, Lender or Lender’s designee may (a) notify SBA 7(a) Loan Obligors or other obligors that SBA 7(a) Note Receivables, Accounts, Chattel Paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect the SBA 7(a) Loan Receivables, Accounts, Chattel Paper or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Subject in each case to the Multi-Party Agreement, Borrower agrees that it will hold in trust for Lender, as Lender’s trustee, any payments with respect to or in connection with SBA 7(a) Note Receivables or SBA 7(a) Note Receivable Collateral that it receives and immediately will deliver said payments with respect to or in connection with SBA 7(a) Note Receivables or SBA 7(a) Note Receivable Collateral to a replacement servicer appointed or approved by the SBA or, at the request of Lender with the SBA’s consent to Lender, in each case, in their original form as received by Borrower.

6.22 Records. Borrower shall maintain accurate and materially complete records regarding all SBA 7(a) Note Receivables, including without limitation all SBA 7(a) Note Receivables which have been guaranteed by the principals of the respective SBA 7(a) Loan Obligors; provided that in no event shall such records fail to comply with the requirements of the SBA Rules and Regulations.

6.23 Due Diligence. Borrower shall cooperate fully with Lender in connection with Lender’s due diligence, from time to time, with respect to property proposed by Borrower as Collateral and SBA 7(a) Note Receivable Collateral. Lender shall be entitled to procure such appraisals, brokers’ price opinions, lien search reports, tax filing reports, title reports, evaluations or other reports, certifications or information as it may require in connection with its evaluation or re-evaluation of any Collateral.

6.24 Multi-Party Agreement; Trust Account Agreement; Blocked Account Agreement. Borrower shall comply in a timely manner with all of its obligations and agreements under the Multi-Party Agreement, the Trust Account Agreement and the Blocked Account Agreement, including without limitation, providing complete and accurate instructions, in accordance with the terms of the Blocked Account Agreement.

6.25 REO Property. Promptly upon acquisition of any REO Property, the applicable Credit Party shall execute such deeds of trust, mortgages and other documentation with respect to such Credit Party’s interest in such REO Property, and to the extent, if any, required by SBA Rules and Regulations, obtain and deliver or cause to be delivered to Lender, an appraisal that is compliant with the requirements of FIRREA, a mortgagee policy of title insurance, environmental report, engineering report or other documentation as Lender may reasonably request in connection therewith.

6.26 Foreclosure (or Deed in Lieu) Regarding SBA 7(a) Note Receivable Collateral. Borrower shall notify Lender of sending or recording any notice of default on a SBA 7(a) Note Receivable within fifteen (15) days of such sending or recording, and notify Lender thereof in writing with each Borrowing Base Certificate delivered to Lender. Borrower shall also notify Lender in writing with each Borrowing Base Certificate delivered to Lender, the date upon which any notice of foreclosure sale was recorded and the initial date set for related foreclosure sale. In the case of a notice of foreclosure sale, Borrower will also notify Lender in writing of the recordation of any related notice of trustee sale within five (5) days of recordation thereof, and include in such notice the date first set for sale. Promptly upon consummation of any such foreclosure or trustee sale, or any deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, Borrower shall deliver to Lender true and complete copies of all documentation executed (in the case of notices, postings and the like), or to be executed (in the case of deeds, bills of sale or other documents related to consummation of such transaction or transfer of such property), by Borrower in respect thereof. In the event Borrower intends or expects, by means of any such foreclosure, deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, to acquire title to any personal property included in the SBA 7(a) Note Receivable Collateral, Borrower shall, contemporaneously upon acquiring such title, execute and deliver to Lender such security agreements, financing statements or other documents as may be required by Lender in order to maintain Lender’s interest therein (Borrower hereby appoints Lender as its attorney-in-fact, and grants Lender a special power of attorney, coupled with an interest, to execute any such security agreements, financing statements or other documents, in Borrower’s name and on its behalf, and file and record same as required to perfect Lender’s interest therein). If permitted by applicable SBA Rules and Regulations, Borrower will not acquire title to, or take possession of, any such real property unless Borrower has determined, based on an environmental site assessment prepared by a credentialed consultant acceptable to Lender who regularly conducts environmental audits, either that such real property, including all improvements thereon, is in compliance with all applicable Environmental Laws and that there are no circumstances present on such real property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any Environmental Law, or that the cost of any such actions is justified and appropriate in relation to the liquidation value of such real property.

6.27 Eligible SBA 7(a) Note Receivables. With regard to Financed Guaranteed Loans and Financed Non-Guaranteed Loans: (a) each related SBA 7(a) Guaranteed Note Receivable and each related SBA 7(a) Non-Guaranteed Note Receivable, as applicable, will (i) represent bona fide existing obligations created by the lending of money by Borrower to SBA 7(a) Loan Obligors in the ordinary course of Borrower’s business, (ii) be unconditionally owed to Borrower without defenses, disputes, offsets or counterclaims, or rights of return or cancellation and is secured by SBA 7(a) Note Receivable Collateral in accordance with the Required Procedures, and (iii) be documented on Approved Forms in accordance with the Required Procedures. Unless otherwise clearly disclosed to Lender in writing prior to submission to Lender for evaluation for eligibility, Borrower will not have received notice of (a) actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any SBA 7(a) Loan Obligor regarding any such SBA 7(a) Guaranteed Note Receivable or any such SBA 7(a) Non-Guaranteed Note Receivable or (b) actual or threatened litigation regarding the validity or enforceability of any such SBA 7(a) Guaranteed Note Receivable or any such SBA 7(a) Non-Guaranteed Note Receivable or the validity, enforceability or priority of any such SBA 7(a) Note Receivable Collateral. With respect to each such SBA 7(a) Guaranteed Note Receivable and each such Eligible SBA 7(a) Non-Guaranteed Note Receivable, Borrower will, no later than the respective funding date of the related Financed Guaranteed Loan or Financed non-Guaranteed Loan, as applicable, have taken the steps required to perfect Borrower’s Liens in any SBA 7(a) Note Receivable Collateral for such SBA 7(a) Guaranteed Note Receivable or such SBA 7(a) Non-Guaranteed Note Receivable, as applicable, against the applicable SBA 7(a) Loan Obligor in all applicable jurisdictions. Unless otherwise clearly disclosed to Lender in writing prior to or simultaneously with submission to Lender for evaluation for eligibility, Borrower represents that it will be the sole legal and beneficial owner of each such SBA 7(a) Guaranteed Note Receivable, and that no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold or is otherwise outstanding with respect thereto.

6.28 Compliance. The Required Procedures, the SBA 7(a) Note Receivable Documents and all actions and transactions by Borrower in connection therewith will comply in all material respects with all Applicable Laws. Borrower covenants and agrees that each Financed Guaranteed Loan and each Financed Non-Guaranteed Loan shall comply with the following: (a) all conditions precedent to the effectiveness of the guaranty of the SBA and all other obligations of the SBA under Applicable Laws with respect thereto shall have been met; (b) Borrower shall have perfected its security interests and Liens in and to all underlying collateral; (c) it shall conform to all SBA Rules and Regulations; and (d) it shall have been originated by Borrower.

6.29 Intellectual Property. Borrower agrees as follows:

(iv) it will notify the Lender immediately if it knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding Borrower’s ownership of, or the validity of, any Intellectual Property or Borrower’s right to register the same or to own and maintain the same;

(v) whenever Borrower, either by itself or through any agent,

employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, it shall report such filing to the Lender within five (5) Business Days thereafter. Upon request of the Lender, Borrower, promptly but in any event no later than three (3) Business Days after such request, will execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Lender may request to evidence the Lender’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of Borrower relating thereto or represented thereby including, without limitation, a copyright security agreement, patent security agreement and/or a trademark security agreement in form and substance satisfactory to the Lender for filing;

(vi) it will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application relating to any Intellectual Property (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; and

(vii) in the event that any Intellectual Property is infringed, misappropriated or diluted by a third party, Borrower shall (i) take such actions as it shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Lender after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

6.30 Payments and Modifications of Subordinated Debt. Borrower will not, and will not permit any other Person to: (a) declare, pay, make or set aside any amount for payment in respect of, (b) amend, modify or restate any of the terms of, or (c) enter into any refinancing of (i) any Subordinated Debt other than (A) the prepayment of Subordinated Debt of one Credit Party owing to another Credit Party if (1) no Default or Event of Default shall have occurred or is continuing at the time of, or would result from, such prepayment, and (2) the proceeds of such prepayment shall be used solely and strictly in accordance with the terms and provisions of the Loan Documents, including, without limitation, Section 7.6 hereof or Sections 13 and 27 of the respective Guaranty Agreements of the Guarantors, as applicable, or (B) except as provided in clause (A)(1) above in this Section 6.30, without the prior written consent of Lender, which may be given or withheld in its sole and absolute discretion.

SECTION VII. BORROWER’S NEGATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and, that:

7.1 Merger, Consolidation, Dissolution or Liquidation.

(a) Borrower shall not engage in any Asset Sale other than: (i) Inventory sold in the ordinary course of Borrower’s business; (ii) equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale; (iii) a sale of property in one transaction or a series of transactions with a fair market value of less than One Hundred Thousand Dollars ($100,000) during any six month period; or (iv) Permitted Dispositions.

(b) Borrower shall not merge or consolidate with any other Person or commence a dissolution or liquidation.

7.2 Acquisitions. Borrower shall not acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction.

7.3 Liens and Encumbrances. Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property; or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4 Transactions With Affiliates or Subsidiaries. Borrower shall not enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) (A) except with regard to loans or advances to Borrower by either the Permitted Capcos or by Parent, such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower, and (B) except with regard to loans or advances to Borrower by either the Permitted Capcos or by Parent expressly permitted under the Loan Documents, the transaction is in the ordinary course of Borrower’s business (but nevertheless such loans or advances to Borrower by either the Permitted Capcos or by Parent must be consistent with past practices), and, in each case, pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; (ii) such transaction is intended for incidental administrative purposes; or (iii) it is a dividend.

7.5 Guarantees. Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection (and the joint obligations to Lender hereunder), Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.6 Distributions, Bonuses and Other Indebtedness. Borrower shall not: (i) declare or pay any cash bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (ii) incur, become liable for or suffer to exist any Indebtedness other than Permitted Indebtedness; (iii) make any prepayments on any existing or future Indebtedness (other than the Obligations); or (iv) make any Restricted Payments other than as permitted by clause (b)(v) of the definition of Permitted Investments.

7.7 Loans and Investments. Borrower shall not make or have outstanding loans, advances, extensions of credit, capital contributions or other Investments in or to any Person other than (i) Permitted Investments, and (ii) SBA 7(a) Loans and other SBA loans, in each case (a) that are originated by Borrower in the ordinary course of Borrower’s business, (b) that are in compliance with and conform to the Required Procedures and the SBA Rules and Regulations and in all material respects with all other Applicable Laws, (c) as to which Borrower shall have perfected its security interests and Liens in and to all underlying collateral, and (d) to the extent applicable, that otherwise meet the requirements applicable thereto set forth in the Loan Documents and the Term Loan Documents.

7.8 Use of Lenders’ Name. Borrower shall not use Lender’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

7.9 Miscellaneous Covenants.

(a) Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

(b) Borrower shall not carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

7.10 Jurisdiction of Organization. Borrower shall not change its jurisdiction of organization.

SECTION VIII. DEFAULT

8.1 Events of Default. Each of the following events shall constitute an event of default (“Event of Default”):

(a) Payments. If Borrower fails to make any payment of principal or interest (including, without limitation, mandatory prepayments pursuant to Section 2.5(d) hereof) under the Obligations on the date such payment is due and payable; or

(b) Other Charges. If Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement within five (5) Business Days after the date such payment is due and payable; or

(c) Particular Covenant Defaults. If Borrower fails any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 2.1(b)(v), 6.7 and 7 for which no cure period shall exist other than as set forth in 8.1(d) below), such failure continues for ten (10) Business Days after the occurrence thereof;

(d) Financial Covenant Defaults. Subject to the Limitation in Section 8.7 below, if Borrower fails to perform, comply with or observe with respect to the covenants contained in Section 6.7, and such failure continues for five (5) Business Days after the occurrence thereof;

(e) Financial Information. If any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

(f) Delivery of SBA 7(a) Loan Notes. Borrower shall not deliver any SBA 7(a) Loan Note to FTA pursuant to the Multi-Party Agreement by the close of business on the fifth Business Day after the funding date of any Financed Guaranteed Loan or Financed Non-Guaranteed loan, as the case may be.

(g) Uninsured Loss. If there shall occur any uninsured damage to or loss, theft, or destruction in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate with respect to any portion of any Property of Borrower for which Borrower has not established a cash or cash equivalent reserve in the full amount of such loss; or

(h) Warranties or Representations. If any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

(i) Agreements with Others. (A) Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower (other than with respect to the Obligations) in excess of Twenty Five Thousand Dollars ($25,000.00) in the aggregate; or (B) if Borrower otherwise shall default under the terms of any such other Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

(j) Other Agreements with Lender. If Borrower or any Guarantor breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower or any Guarantor, on the one hand, and Lender on the other hand; or

(k) Judgments. If any final judgment for the payment of money in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate (i) which is, in the reasonable opinion of Lender, not fully covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

(l) Assignment for Benefit of Creditors, etc. If Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

(m) Bankruptcy, Dissolution, etc. Upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal Law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided, however, that Borrower shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such forty-five (45) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

(n) Receiver. Upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for Borrower’s Property; or

(o) Execution Process, etc. The issuance of any execution or distraint process against any Property of Borrower; or

(p) Termination of Business. If Borrower ceases any material portion of its business operations as presently conducted; or

(q) Pension Benefits, etc. If Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

(r) Investigations. A determination by Lender that it is reasonable to conclude, based on one or more events which have occurred, such as an indictment, announcement of formal investigation or similar event, that Borrower is engaged, directly or indirectly, in any type of activity which would reasonably be likely to result in the forfeiture of property of Borrower to any governmental entity, federal, state or local, in an amount or of a value which would be material to Borrower’s financial condition or business; or

(s) Guaranty Agreement and Guarantor Security Agreement. If any breach or default occurs under a Guaranty Agreement or Guarantor Security Agreement, or if a Guaranty Agreement or Guarantor Security Agreement, or any obligation to perform thereunder, is terminated; or

(t) Liens. If any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower or any Governmental Authority shall assert any of the foregoing; or

(u) Material Adverse Effect. If there is any change in Borrower’s or any Guarantor’s financial condition which, in Lender’s reasonable good faith opinion, has or would be reasonably likely to have a Material Adverse Effect, or

(v) Other Loan Documents. If any other Person (other than Lender) party to a Loan Document, breaches or violates any material (as determined by Lender) term, provision or condition of such Loan Document;

(w) Enforceability of Loan Documents. Any of the Loan Documents shall for any reason fail to constitute the valid and binding agreement of any Credit Party thereto, or any such Credit Party shall so assert; or

(x) SBA Status. If Borrower shall lose, or have any material limitation imposed upon, its authority to process, close, service, collect enforce or liquidate any SBA 7(a) Loans, which material limitation may not include the loss of Borrower’s status as a lender under the SBA Preferred Lender Program.

8.2 Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3 Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at Law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, cease making Advances hereunder, terminate the Loan and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(k),(l) or (m) shall automatically cause an acceleration of the Obligations).

(b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at Law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable Law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) the right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

(ii) by its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

(iii) require Borrower at Borrower’s expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender; or

(iv) take additional reserves against the Borrowing Base; or

(v) the right to enjoin any violation of Section 7.1, it being agreed that Lender’s remedies at Law are inadequate.

(c) Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable Law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Lender shall have no obligation to clean up or prepare the Collateral for sale. If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender. Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4 Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at Law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5 Set-Off. If any bank account of Borrower with Lender or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

8.6 Limitation on Remedies.

(a) Notwithstanding, anything else to the contrary contained herein, with respect to an Event of Default under Section 6.7 hereof, Lender agrees that it shall not be entitled to exercise its rights under Section 8.3(a) or 8.3(b), provided, that Lender is expressly permitted to take additional Reserves against Availability, or to impose the Default Rate on the Loan. The foregoing limitation shall not apply if there shall have occurred any other Event of Default hereunder in which case Lender’s right of action shall not be impaired. Furthermore during such Event of Default nothing shall be deemed to limit Lender’s right to pursue any action against any Guarantor.

(b) Notwithstanding any provision of Section 8.3(a) and (b), any exercise of the rights and remedies of Lender solely as it relates to the Loans and Borrower under Section 8.3(a) and (b) may be subject to the provisions of the Multi-Party Agreement.

SECTION IX. MISCELLANEOUS

9.1 Governing Law. THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2 Integrated Agreement. The Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3 Waiver. No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4 Indemnity.

(a) Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower’s failure to comply with any or all Laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower against Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting there from, unless resulting solely from acts or conduct of Lender constituting willful misconduct or gross negligence.

(b) Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5 Time. Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.6 Expenses of Lender. At the Closing and from time to time thereafter, Borrower will pay within five (5) Business Days of receipt of written demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.10 for which Borrower are obligated thereunder, and reasonable charges of any independent appraisers and consultants to Lender (and without limiting the generality of all of the foregoing, the costs and expenses in connection with the creation and perfection of the Liens created by this Agreement and the other Loan Documents, including title investigations, Lien searches and other costs and expenses); (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents; and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or arising in connection with any insolvency or bankruptcy proceedings (including any action Lender deems necessary to protect its interest in such proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel)) (collectively, the “Expenses”).

9.7 Brokerage. This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person alleging that it is based on actions of Borrower, a Guarantor or any affiliate, officer director or employee of either of them, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees. Borrower further agree that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8 Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	Capital One, National Association
1001 Avenue of the Americas
New York, NY 10018
Attention: James Wohn
Senior Vice President

With a copy to Bank Counsel:	Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: William D. Freedman, Esq.

If to Borrower to:	Newtek Small Business Finance, Inc.
212 West 35th Street, 2nd Floor
New York, NY 10001
Attention: Peter Downs, President

With a copy to Borrower Counsel:	Legal Department
Newtek Business Services, Inc.
212 West 35th Street, 2nd Floor
New York, NY 10001

(b) Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received. Failure to send a copy to counsel shall not invalidate any notice otherwise properly given.

(c) All parties shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9 Headings. The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10 Survival. All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including, without limitation, under Section 6.4, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

9.11 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer,

assign or delegate any of its duties or obligations hereunder. Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loan, and Lender’s rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loan and Lender’s rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender’s rights under this clause (b)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12 Counterparts. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by both Borrower and Lender.

9.14 Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15 Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

9.16 Discharge of Taxes, Borrower’s Obligations, Etc.. Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Loan, and bear interest at the rate applicable to the Loan, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17 Withholding and Other Tax Liabilities. In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by Law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower. In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Loan and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Loan, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18 Consent to Jurisdiction. Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the federal and state courts located in the City of New York, Borough of Manhattan in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19 Additional Documentation. Borrower shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which reflects manifest error in its drafting or incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.20 Advertisement.

(a) Lender, in its sole discretion, shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by Lender. Such publication shall include all pertinent information relating to such financing, including without limitation, the term, purpose, pricing, loan amount, and name of Borrower.

(b) The form and content of the published information shall be in the sole discretion of Lender and shall be considered the sole and exclusive property of Lender. All expenses related to publicizing the financing shall be the sole responsibility of Lender.

9.21 Waiver of Jury Trial. BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.22 Consequential Damages. Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.23 Inconsistency with Term Loan Documents. In the event of any inconsistency between the terms and conditions of this Agreement and the Loan Documents, on the one hand, and the terms and conditions of the Term Loan Agreement and the other Term Loan Documents, on the other hand, the terms and conditions of this Agreement and the Loan Documents shall govern.

9.24 USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of USA Patriot Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

9.25 Joinder of Guarantors. Borrower shall notify the Lender within one (1) Business Day after any Person is required to join the Second Lien Collateral Agreement as a Guarantor, and will, within five (5) Business Days after the date any such Person is required to join the Second Lien Collateral Agreement as a Guarantor, deliver to the Lender a Guaranty Agreement, a Security Agreement and such other documents and instruments as the Lender shall request with regard to such Person or in connection with such Guaranty Agreement and Security Agreement, in each case upon such terms and subject to such conditions as the Lender shall deem necessary or appropriate.

9.26 Anti-Money Laundering/International Trade Law Compliance. Borrower represents and warrants to the Lender, as of the date of this Agreement, as of the date of the making of each Loan hereunder, and as of the date of any renewal, extension or modification of this Agreement, that: (A) none of Parent, Borrower, any Guarantor or any Subsidiary of any of them (i) is listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejections of transactions) under any order or directive of any Compliance Authority (as hereinafter defined); (ii) has any of its assets in a Sanctioned Country in violation of any law or regulation enforced by any Compliance Authority or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Person or Sanctioned Country in violation of any law or regulation enforced by any Compliance Authority; (B) the proceeds of this Agreement will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or, in violation of any law or regulation enforced by any Compliance Authority, a Sanctioned Country; and (C) each of Parent, Borrower, any Guarantor and each Subsidiary of any of them is in compliance with, and none of none of Parent, Borrower, any Guarantor or any Subsidiary of any of them engages in any dealings or transactions prohibited by, any laws of the United States including the USA Patriot Act, the Trading with the Enemy Act, or the U.S. Foreign Corrupt Practices Act of 1977, all as amended, supplemented or replaced from time to time. As used herein: “Compliance Authority” means each and all of the (a) U.S. Department of the Treasury’s Office of Foreign Asset Control; (b) U.S. Treasury Department/Financial Crimes Enforcement Network; (c) U.S. State Department/Directorate of Defense Trade Controls; (d) U.S. Commerce Department/Bureau of Industry and Security; (e) U.S. Internal Revenue Service; (f) U.S. Justice Department; and (g) U.S. Securities and Exchange Commission; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, a group, regime, entity or thing subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

NEWTEK SMALL BUSINESS FINANCE, INC.

By:	/s/ Peter Downs
Name:	Peter Downs
Title:	President

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ James Wohn
Name:	James Wohn
Title:	Senior Vice President

SCHEDULE A

DEFINITION OF INELIGIBLE FINANCED SBA LOANS

The term “Ineligible Financed SBA Loans” means the portion of each SBA 7(a) Loan as to which any of the exclusionary criteria set forth below applies; provided, however, that Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria with respect to Eligible SBA 7(a) Loans, in its reasonable credit judgment; provided, further, however, that Lender shall provide twenty-five (25) days prior written notice to Borrower with respect to any adjustment of existing criteria or establishment of new criteria that would have the effect of reducing the availability of Advances to Borrower.

Ineligible Financed SBA Loans are SBA 7(a) Loans:

(i) as to which all conditions precedent to the effectiveness of the SBA guaranty with respect to the applicable SBA 7(a) Loan have not been met;

(ii) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which Borrower has not perfected its security interests and Liens in all underlying collateral for the applicable SBA 7(a) Loan; provided, that at the discretion of Lender, the perfection requirements of this clause may be deemed satisfied if escrow arrangements reasonably acceptable to Lender are in place to insure that all steps necessary for such perfection will be accomplished promptly, and in any event within seven (7) Business Days following the disbursement by Borrower of the proceeds of such SBA 7(a) Loan;

(iii) with respect to which the applicable SBA 7(a) Loan does not conform to all requirements of the SBA applicable to the initial approval and guaranty by the SBA thereof;

(iv) with respect to which the applicable SBA 7(a) Loan, SBA 7(a) Loan Notes or SBA 7(a) Note Receivable Documents do not comply in all material respects with applicable Laws;

(v) with respect to which an event or condition has occurred that would release the SBA from its obligations to Borrower with respect to the applicable SBA 7(a) Loan, or the SBA has rejected the applicable SBA 7(a) Loan or the applicable SBA 7(a) Note Receivable Documents in any respect, or an event pursuant to which the SBA has reduced the amount of its guarantee of any of the foregoing (but in such event only to the extent of such reduction);

(vi) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which the insurance coverage required by the applicable SBA Note Receivable Documents has been cancelled or lapsed or Borrower has not been named as loss payee or additional insured, as applicable, with respect thereto;

(vii) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which an event or condition has occurred that would release the SBA from its obligations to Borrower with respect to the applicable SBA 7(a) Loan, or the SBA has rejected the applicable SBA 7(a) Loan or the applicable SBA 7(a) Note Receivable Documents in any respect;

(viii) with respect to which the applicable SBA 7(a) Loan was not originated by Borrower;

(ix) with respect to which the applicable SBA 7(a) Loan does not conform in all material respects to Borrower’s written credit and underwriting guidelines, as in effect on the date the applicable SBA 7(a) Loan was underwritten, copies of which have been previously delivered to Lender;

(x) to the extent that the outstanding principal amount of any SBA 7(a) Guaranteed Note Receivable exceeded the maximum amount permitted by the SBA Act at the time the applicable SBA 7(a) Loan was underwritten;

(xi) to the extent that the aggregate outstanding principal amount of both the SBA 7(a) Guaranteed Note Receivable portion and the SBA 7(a) Non-Guaranteed Note Receivable portion of the same SBA 7(a) Loan exceeded the maximum amount permitted by the SBA Act at the time the applicable SBA 7(a) Loan was underwritten, to the extent of such excess;

(xii) with respect to which the applicable SBA 7(a) Loan Obligor is the subject of an insolvency proceeding or a case commenced under the Bankruptcy Code;

(xiii) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which the applicable SBA 7(a) Loan is not a valid, legally enforceable obligation of the SBA 7(a) Loan Obligor or is subject to any offset or other defense on the part of such SBA 7(a) Loan Obligor or to any claim on the part of the SBA 7(a) Loan Obligor denying liability;

(xiv) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which the subject SBA 7(a) Note Receivable is subject to any Lien, except for the Lien of Lender and the interest of the SBA pursuant to the applicable Loan Guaranty Agreement;

(xv) to the extent that any payment of interest, principal or any other amount due under the applicable SBA 7(a) Loan is more than 61 days past due;

(xvi) to the extent that the subject SBA 7(a) Note Receivable has been sold pursuant to a Note Participation;

(xvii) with respect to which the applicable SBA 7(a) Loan does not conform in all material respects to forms provided by the SBA;

(xviii) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which the applicable SBA 7(a) Loan is not evidenced by legal documentation in form and substance satisfactory to Lender; provided, that legal documentation that conforms in all material respects to forms provided by the SBA, standard forms of mortgages or deeds of trust provided by Borrower’s local counsel for use in specific jurisdictions, or other forms of documents previously approved by Lender shall be presumed to be satisfactory to Lender;

(xix) with respect to which the applicable SBA 7(a) Loan is made to an employee, officer, agent, director, stockholder, or Affiliate of Borrower or any Affiliate of any thereof;

(xx) with respect to which the applicable SBA 7(a) Loan has been turned over to the SBA or any other Person for servicing or collection;

(xxi) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which the applicable SBA 7(a) Loan and the respective rights of the parties thereto are not subject to the terms of the Multi-Party Agreement or such other agreement with SBA and Borrower that Lender, in its sole discretion, deems acceptable;

(xxii) as to which any of the representations or warranties in the Loan Documents with respect to the SBA 7(a) Loan are untrue;

(xxiii) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, to the extent that any SBA 7(a) Note Receivable together with all other SBA 7(a) Note Receivables in any one industry, as determined by the applicable NAICS four digit code (except for the Retail Trade industry which shall be measured for this purpose as independent industries under NAICS codes 44 and 45), exceeds ten percent (10%) as of the end of each Fiscal Quarter (or, collectively, with respect to the Full-Service Restaurant and Limited-Service Eating Places industries (NAICS codes 7221 and 7222), as of the end of each Fiscal Quarter, fifteen percent (15%); with respect to the Traveler Accommodation industry (NAICS code 7211), as of the end of each Fiscal Quarter thirty percent (30%); and, with respect to the Auto Repair and Maintenance (including car wash) industry (NAICS code 8111), as of the end of each Fiscal Quarter, ten percent (10%)) of all Eligible SBA 7(a) Note Receivables;

(xxiv) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, as to which Lender’s Lien and any security in support thereof is not a first priority perfected Lien in favor of Lender;

(xxv) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which the SBA 7(a) Loan Note has been released from the possession of the FTA in excess of 10 calendar days or has been released from the possession of the FTA pursuant to the SBA’s prior written consent or instruction as contemplated by the Multi-Party Agreement;

(xxvi) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, as to which any amounts payable have been deferred within the last ninety (90) days or as to which any amounts payable have been deferred more than twice within the last twelve (12) months;

(xxvii) with respect to Financed Guaranteed Loans and Advances- Guaranteed Loans, with respect to any SBA Reduced Guaranty Receivable, to the extent of the SBA Reduced Guaranty Ineligible Amount;

(xxviii) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which any SBA 7(a) Loan that is not secured by any SBA 7(a) Note Receivable Collateral other than a first priority Lien on commercial real property, if and to the extent that the outstanding principal balance of such SBA 7(a) Loan exceeds seventy percent (70%) of the fair market value of such commercial real property;

(xxix) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, with respect to which any SBA 7(a) Loan which is secured exclusively commercial real property to the extent Borrower’s Lien is not a first priority mortgage Lien;

(xxx) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, in the reasonable credit judgment of Lender, to the extent that any SBA 7(a) Note Receivable is secured by real property as to which there are potential industry-wide liabilities and Environmental Liabilities;

(xxxi) with respect to Financed Non-Guaranteed Loans and Advances-Non-Guaranteed Loans, where any Credit Party currently has established a reserve on its own books and records with respect to the applicable SBA 7(a) Loan; or

(xxxii) with respect to which the applicable SBA 7(a) Loan and the respective rights of the SBA, Lender, Borrower, and FTA with respect thereto are not subject to the terms of the Multi-Party Agreement or such other agreement with SBA and Borrower that Lender, in its sole discretion, deems acceptable;

(xxxiii) that is otherwise unacceptable to Lender in its reasonable credit judgment.